Exhibit 23.2

Consent of Independent Registered Public Accounting Firms

The Board of Directors

BHP Billiton Limited and BHP Billiton Plc:

We consent to the use of our reports dated September 25, 2013, with respect to the consolidated balance sheet of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of June 30, 2013, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the two-year period ended June 30, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated September 25, 2013 contains an emphasis of matter paragraph that states that KPMG Audit Plc was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the changes in accounting described in notes 1 and 37. Our report contains an emphasis of matter paragraph that states we did not audit the retrospective accounting adjustments described in notes 1 and 37 of the June 30, 2014 financial statements.

/s/ KPMG Audit Plc	/s/ KPMG
KPMG Audit Plc	KPMG
London, United Kingdom	Melbourne, Australia
17 September 2015	17 September 2015